PRESS RELEASE

U.S. MOBILE BARCODE MARKET POISED FOR GROWTH – NEOMEDIA ANNOUNCES FIRST LICENSING DEAL WITH MOBILE TAG

ATLANTA / LONDON, July 29, 2009 – Today NeoMedia Technologies, Inc. (OTC BB: NEOM), and Mobile Tag, Inc. leaders in mobile barcode technology, announce a non-exclusive patent licensing agreement for machine readable mobile codes under NeoMedia’s patent portfolio. This is the first contract to be announced under NeoMedia’s recently launched licensing program.

NeoMedia’s objective is to create an open and interoperable 2D barcoding ecosystem which will create lucrative and compelling opportunities for all participants, including brands, advertising agencies and mobile operators. By licensing its technology, NeoMedia aims to foster innovation and competition to create exciting new applications and services that will appeal to consumers. This activity will unlock the potential of mobile barcoding to become an integral part of consumers’ daily lives.

This licensing deal enables Mobile Tag, Inc. to engage consumer brands, advertising agencies, mobile operators and the OEMs that supply them with NeoMedia’s officially licensed U.S. patents. As a charter licensee, Mobile Tag, Inc. recognizes NeoMedia’s contributions to the industry and efforts to establish real world interoperability in the mobile barcode market. Both companies participated in the NeuStar sponsored interoperability pilot program at CTIA in March 2009, and this commercial licensing agreement shifts the marketplace from trial to practical reality.

NeoMedia and Mobile Tag, Inc. are committed to establishing an open operating environment.  Licensing arrangements like this are the foundation needed to unify the marketplace and create the scale needed for consumer brands to invest in mobile barcoding as a key advertising channel. Mobile Tag, Inc. is the first company licensed to operate under NeoMedia’s Intellectual Property for indirect mobile barcoding solutions.

“This deal is a critical milestone for the industry and we’re grateful that Mobile Tag, Inc. stepped forward to work with us. It affirms that the market has realized the importance of creating a legitimate, licensed and open environment for all and I believe it marks the tipping point for rapid commercialization of mobile barcodes in the U.S.,” commented Iain McCready, CEO of NeoMedia.

“Mobile Tag, Inc. recognizes the innovation and capability enabled by the art captured in NeoMedia’s IP,” stated William J. Hoffman, CEO of Mobile Tag, Inc. “We are pleased to license with NeoMedia and believe it will spur innovation and adaptation of this technology on par with the explosion witnessed by SMS services earlier in this decade. Mobile machine readable codes will be mainstream in the U.S. just as they are in Japan, France and Poland where they are found on nearly 210 million phones.  It is time to get on with it!”

“Mobile Tag focuses on delivery of carrier-grade client software and transaction infrastructure,” continued Hoffman, “while insuring brands, businesses and consumers who use that technology are pleased with the experience.”

About NeoMedia Technologies
NeoMedia Technologies, Inc. (OTC BB: NEOM) is the global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers.

NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide. The company’s mobile phone technology, NeoReader, reads and transmits data from 1D and 2D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1D and 2D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably.

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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.